Exhibit 10.1

NORTH CAROLINA
WILSON COUNTY	REPRESENTATION AGREEMENT

This Agreement made effective June 1, 2011, by and between ALR TECHNOLOGIES, INC., having its principal place of business at 3350 Riverwood Parkway, Suite 1900, Atlanta, GA 30399 (“ALR”), and MANTRA HEALTHCARE SOLUTIONS, INC., having its principal place of business at 1444 Jeffreys Road, Suite 104, Rocky Mount, NC 27804 (“Mantra”).

The parties agree as follows:

1.	Appointment as Agent.

A.
ALR appoints Mantra as its sales representative to sell and market ALR’s products and software programs, as listed in Exhibit A hereof (the “Products”), in and throughout the countries (the “Territory”) listed in Exhibit B hereof.

B.	Mantra hereby accepts such appointment and agrees to sell and promote ALR’s products, subject to the terms, provisions and conditions of this Agreement.

C.	Additional products may be added to the list of products contained in Exhibit A hereof by the parties’ mutual written agreement.

2.	Territory, Other Agreements Not Barred.

A.	Mantra’s Territory shall consist of the countries listed in Exhibit B attached.

B.	Additional countries may be added to the list of countries contained in Exhibit B hereby by the parties’ mutual written agreement.

3.          ALR’s Duties, Pricing.

A.
ALR shall seek Mantra’s input on pricing the Products to its customers, and price quotes shall be agreed upon by the parties hereto for the Products.  If ALR received inquiries from customers or potential customers located in Mantra’s Territory, then ALR shall refer all such inquiries to Mantra; however, ALR shall have the right to refer any such inquiries to other duly appointed agents as well.

B.
With ALR’s advance and express consent to be given in ALR’s discretion, Mantra may offer a price quote on or attempt to sell the Products in countries outside the Territory.  ALR’s consent shall be effective only on a case-by-case basis, and shall not be interpreted to extend Mantra’s rights hereunder to such countries, with respect to the products of ALR, unless Exhibit B is so amended.

C.
ALR shall not negotiate directly with Mantra’s agents or employees or with any purchaser with whom Mantra is in communication, and of whose identity ALR is informed by Mantra.  However, ALR shall not be in breach of this section in the event after a customer has subscribed for ALR’s service ALR responds to customers’ questions relating to ALR’s services.

D.	ALR shall furnish to Mantra upon request, pricing, delivery, and technical information covering ALR’s Products, as they may relate to Mantra’s sales efforts.

E.	ALR shall furnish, from time to time, to Mantra information concerning the availability of new products or processes which may be marketable in Mantra’s Territory.

F.
ALR shall quote to Mantra its most competitive net price for any inquiry, less all discounts.  Mantra acknowledges that quotations will vary depending on factors such as the size of the subscribing group, the services provided and the basis for ALR’s charges.

G.	ALR shall pay Mantra a commission on sales in accordance with the schedule of commissions attached hereto as Exhibit C.

H.
ALR will use its best efforts to respond in a timely manner to all requests for information including enquiries prompted by any alleged breach on the part of Mantra or ALR of applicable laws or regulations, from any regulatory authority or will promptly bring such matters to the attention of Mantra.

4.         Mantra’s Duties.

A.        Meet metrics detailed in Appendix E for the first year of this contract.

B.
Use its best efforts to sell and promote the sale of the Products, within its allocated Territory and abide by ALR’s policies as listed in Appendix F and to be amended as new policies are communicated to it.

C.	Devote such time as may be reasonably necessary for the purpose of selling or promoting the sale of the Products.

D.
Handle no other products other than ALR’s Products without ALR’s prior written consent, and discontinue the sale of such products when notified by ALR.  However, Mantra shall have the right to represent third party clients who are marketing products complimentary to HeC or other ALR Products; and Mantra shall have the right to market its advisory services using staff who are not dedicated to the ALR program without prior written consent.  However, it is recognized that the officers of Mantra will oversee and will be involved with all aspects of its business.  Mantra will cause each of its employees associated with the sales and marketing of the Products to enter into non-competition agreements, in form satisfactory to ALR, to the effect that while in Mantra’s employ and for a period of two years after leaving Mantra’s employ, they will not undertake any activities competitive with the sale of ALR’s products.

E.	Conduct its business in its own name and maintain its sales office.

F.	Mantra will, subject to payment by ALR of out-of –pocket costs estimated at per year will perform the following specific services on behalf of ALR:

(i)
Mantra will attend meetings of nationally recognized healthcare organizations, including meetings of physicians, healthcare administrators, pharmacists, and governmental entities involved in health care.  A list of sixteen (16) of such meetings that Mantra employees could attend is included herewith as Exhibit D.  It is understood that such list on Exhibit D provides examples of the type of meetings Mantra employees may attend, but, such list is not conclusive as to the actual meetings that Mantra employees will attend.  It is specifically understood that the cost of attendance at these meetings will be exclusively borne by

ALR over and above the compensation payable to Mantra set forth in Section 5 hereof.  It is estimated that the cost of attendance of such meetings per year will be
                                   Dollars.  These costs include registration costs, membership fees, travel expenses, and display fees.  The estimated cost for two employees of Mantras to attend any such meeting is             , the cost of three employees of Mantras to attend such meetings would be               , and the cost of four employees of Mantras to attend such meetings would be                 .

(ii)
Mantra will engage in Key Opinion Leader (KOL) Development on behalf of ALR at ALR’s sole expense, over and above the compensation payable to Mantra as set forth in Section 5 hereof.  Mantra will arrange, invite and administer focus groups.  ALR will be solely responsible for the travel costs and any honorarium costs associated with the KOLs who attend such focus group meetings, if necessary, and if ALR has agreed in writing to do so. It is anticipated that there will be       business assessments and strategy sessions annually and                  session on the use of ALR Products.  The estimated annual cost of such meetings is                  plus travel expenses.  At such sessions, Mantra will focus on ALR Products alone and will not make any other business presentations or training.  Mantra shall cultivate such KOLs for the development of a national presence for ALR in the United States, and Mantra will provide ALR with a KOL Roster and contact information if so requested.

(iii)
Mantra will work with current and future KOLs to include information about ALR’s products and systems in articles written in nationally recognized publications, and Mantra will assist such nationally recognized healthcare industry publications as requested with articles on the future of the products and systems created by ALR.

(iv)	Mantra will provide ALR with public relations services as follows:

(a)	Mantra will meet with the current or potential investors relating to the prospects ongoing with ALR and promote and describe the benefits of the programs developed by ALR.

(b)	Mantra will educate current or potential investors as to the correlation between the programs and the current health care market in the United States.

(c)	Mantra will assist the ALR in retaining a public relations firm which ALR will pay to run a national program as provided and supervised by Mantra regarding the benefit of ALR’s programs.

(d)	Mantra will work with current and future ALR leadership to develop a business plan for the U.S. market and to form a business model and develop price points for its Products.

(e)
To the extent that Mantra has access to protected health information (as defined by the HIPPA Security and Privacy Rule) Mantra agrees, if required by ALR, to enter into a form of business associate agreement acceptable to ALR.

(f)
Mantra will use its best efforts to respond in a timely manner to all requests for information including enquiries prompted by any alleged breach on the part of Mantra or ALR of applicable laws or regulations, from any regulatory authority or will promptly bring such matters to the attention of ALR.

(g)
Mantra will develop pilot programs in potential sales market segments both prior to and after FDA approval of ALR’s programs based upon data needs and business strategy.  ALR will provide customer service for all promoted Products in these pilot programs and will provide all technical support necessary for such programs.  ALR acknowledges that it employs no service personnel at this time, and that it is essential to its success and the success of Mantra that ALR develop a highly capable service and technical support team.   By the execution hereof, ALR commits, at its sole cost, to provide sufficient funding to establish and maintain such a highly capable service and technical support team of employees.

(h)
Mantra will assist ALR in its business development plans by developing and engaging potential partners for ALR including with the pharmaceutical industry in programs involving patient care improvement projects, disease state awareness projects, medication management projects, and peer to peer projects would be involved.  Mantra will also engage potential partners for ALR that would include national organizations, technical partnerships, hospitals, KOLs and project partners, and disease state management.

(i)	Mantra will provide a rolling 6 month budget projection on recommended and anticipated expenses that Mantra recommends to address the above, and other, related Mantra activities to be charged to ALR.

5.
Compensation:  Mantra shall be paid                     per year for two (2) years as compensation for the services to be rendered pursuant to the terms hereof.  The payments during the first year of the contract shall be as follows:
        . The payments for the second year of the contract shall be in monthly installments to be agreed upon, but in no event will a monthly installment be less than                       .  On or before May 15, 2011, ALR will transfer to the trust account of Connor, Bunn, Rogerson & Woodard, P.L.L.C., as escrow agent,                                                                  to be transferred to Mantra on June 1, 2011,                                                                                                                                                                                                                                                .  If any monthly payment is not made by the second business day after the due date, then ALR shall pay Mantra a late payment penalty of 1.5%

In the second year of the contract, the annual payment amount may be decreased based upon the amount of commissions that are earned by Mantra from ALR as a result of the sale of Products and shall be evaluated on a quarterly basis by both parties.  If total commission payable to Mantra exceeds                 annually or commissions are tracking an amount in excess of                    on a pro rata basis quarterly, then total fixed compensation will be reduced for the following quarter with a commission plus payment structure to be agreed upon in good faith by the parties hereto.  The commissions receivable by Mantra and its impact on the fixed compensation shall first be reviewed at the end of the first quarter of the second year of this contract and will be evaluated on a quarter by quarter basis for the remaining portion of year two of the contract.

6.
Quotation Period.  Each quotation which ALR gives to Mantra shall be valid for a period of 90 days, as to price, and 30 days, as to delivery.  ALR agrees to accept any orders under the same terms, conditions, and pricing within that time, except that it shall have the right to place a different validity period on any quotation if it so chooses; however, in such case, the validity period must be specifically shown on the quotation made by ALR to Mantra.

7.
Automatic Contract Renewal.    Provided Mantra is in compliance with the terms and provisions of this Agreement, at Mantra’s option, this Agreement (other than the provisions of Section 5 relating to fixed compensation during the first two years of this Agreement) will be automatically renewed for one year if sales of ALR’s Products produced by Mantra total at least
                                     in the second contract year (May 1, 2012 through April 30, 2013) hereof, or if such sales are tracking and annualized sales of                                                            in the fourth quarter of the second contract year, i.e., sales totaling                                                                                  for such quarter; and the Agreement will be renewed on an annual basis thereafter at Mantra for so long as Mantra remains in compliance with the terms and provisions of this Agreement and produces sales for ALR of at least                                                      in the third contract year and sales of                                                         each contract year thereafter.  For contract years three and four the sales requirement will be deemed met if fourth quarter sales annualized meet the required sales amount                                              sales in the fourth quarter of year three and                                         in the fourth quarter of year four.  Thereafter, whether the sales target is met or not will be measured solely on a contract year basis.  It is understood by the parties that upon any renewal of the Contract, the commission rates set forth in Schedule C will continue to apply.  If at the end of any contract year after the end of year 2, Mantra is not entitled under the provisions hereof to renew this Agreement, either party shall at any time thereafter be entitled to give three months’ notice to be effective at the beginning of the following month and at the end of such three month period (“Notice Period”) this Agreement shall terminate.  Notwithstanding anything to the contrary herein contained during the Notice Period ALR shall be entitled to communicate with any of its customers and with any of Mantra’s employees in order to ensure that services to its customers is not prejudiced in any way.

8.	Indemnity.

(A)
If Mantra suffers a loss because of damages arising from breaches of ALR’s warranties, or any other action or failure to act by ALR, ALR shall indemnify and hold Mantra harmless from and against all losses, legal fees, court costs, and reasonable expenses related to the defense of any action arising from such breaches, actions or failure to act.  ALR may, at its option, assume responsibility for the defense of any action arising from a breach of warranty or other cause of action, and Mantra shall cooperate with ALR in the defense of any such action.

(B)
If ALR suffers a loss because of damages arising from breaches of Mantra’s warranties, or any other action or failure to act by Mantra, Mantra shall hold ALR harmless from and against all losses, legal fees, court costs, and reasonable expenses related to the defense of any action arising from such breaches, actions or failure to act.  Mantra may at its option, assume responsibility for the defense of any action arising from a breach of warranty or other cause of action, and ALR shall co-operate with Mantra in the defense of any such action.

9.
Accounting.  Mantra shall settle its account with ALR monthly, on the following basis: All invoices of ALR to Mantra for commissions earned shall be due and payable thirty (30) days after receipt of payment from ALR’s customer.  Mantra shall have the right at any time to obtain on request from ALR particulars of payments received.

10.
Compliance with Applicable Laws.  Mantra will, at its own expense, comply with all applicable laws of the territory as they relate to the marketing, promotion or sale of ALR’s products and software programs and the operation of Mantra’s business.  ALR will, at its own expense, comply with all applicable laws as they relate to the operation of its business.

11.           Representations and Warranties.

A.  Each of ALR and Mantra hereby represent and warrant to the other as follows:

(i)
Each is duly formed and validly existing limited liability company (in the case of ALR under the laws of Nevada and in the case of Mantra under the laws of North Carolina and is in good standing thereunder;

(ii)
Each possesses full power and authority to enter into and perform this Agreement and, except as provided herein, by entering into this Agreement and performing its respective obligations hereunder neither of them will violate any Agreement with any third party or any law, regulation, or governmental order applicable to it respectively; and

(iii)	This Agreement is a valid and binding obligation of each party enforceable against the other in accordance with its terms.

B.           The Parties acknowledges that:

(i)	Pending clearance from the FDA under Sec. 510(k) of the Food Drug and Cosmetic Act, ALR is not permitted to sell its services and software programs as contemplated herein; and

(ii)	ALR has heretofore entered into two agreements relating to the distribution of its products, namely:

(a)	An agreement dated February 25, 2011 with Horizon MedCorp (“Horizon”) providing for Horizon to distribute on a non-exclusive basis the HeC and related services; and

(b)
An agreement dated September 11, 2009 with Pari Respiratory Equipment Inc. (“Pari”) providing for Pari to distribute aerosolized liquid medication delivery devices and/or system using ALR’s proprietary technology.

12.
Grant of License.  ALR grants to Mantra during the term of the Agreement a license to use any trademarks or other intellectual property rights owned or used by ALR in connection with its products or services for the purpose of promoting, marketing, selling or otherwise commercializing ALR’s products and services as contemplated herein.

13.
Confidentiality. Mantra acknowledges that it remains bound by the provisions of the Confidentiality Agreement signed between ALR and Mantra on February 2, 2011 and further undertakes to obtain and provide to ALR a written undertaking from each employee who might receive confidential information (as defined in said Agreement) to be bound by the terms of such Agreement.

14.           Termination.

A.
Subject to the provisions of section 7, this Agreement shall be for a period of two (2) years, and shall not be terminated, during or after the first two year period by either party, except for cause.  “Cause” shall be defined as:

(i).	Intentional disclosure of ALR’s confidential information contrary to ALR’s policies or the intentional disclosure of confidential information by ALR to the detriment of Mantra;

(ii)
The intentional engagement in any competitive activity by Mantra which would constitute a breach of its duties and obligations under this Agreement or the breach by ALR of any of its obligations under the terms of this contract;

(iii)
The willful and continued failure by Mantra to substantially perform its duties for ALR which continues for thirty (30) days after the receipt of written notice setting forth the nature of the failure to substantially perform such duties; or

(iv)	The willful conduct by either party that is demonstrably and materially injurious to the other party.

B.
Notwithstanding the foregoing in the event of a change of control of ALR either ALR or Mantra shall have the right to terminate this Agreement upon giving three (3) months' notice. For the purpose of this subsection 14 B "change of control" means the acquisition, directly or indirectly, in one or more transactions, by one or more parties acting in concert, of securities carrying the right to more than 50% of the votes eligible to be cast at a meeting of shareholders called to elect directors.

C.
Notwithstanding the foregoing in the event of a change of control of Mantra either ALR or Mantra shall have the right to terminate this Agreement upon giving three (3) months' notice. For the purpose of this subsection 14 C "change of control" means the acquisition, directly or indirectly, in one or more transactions, by one or more parties acting in concert, of securities carrying the right to more than 50% of the votes eligible to be cast at a meeting of shareholders called to elect directors.

15.	Consequences of Termination. Upon termination:

A.
Mantra shall be entitled to commissions as determined in Schedule C hereof on all orders received by ALR prior to the expiration of the Agreement, regardless of time of shipment.  Within fifteen (15) days after the expiration of this Agreement, Mantra shall give to ALR a list of all outstanding quotations made by Mantra on ALR’s products.  ALR shall deliver all orders which may result from such quotations, provided that it received these orders within the validity period of the respective quotations or any extensions thereof.  Mantra shall be entitled to commissions on such orders as well.  No commission shall be paid on any monthly subscription for ALR products occurring more than 30 days after termination of the agreement.

B.
All written confidential information, software and similar property issued by ALR and in the possession of Mantra shall be promptly returned to ALR.  All other records pertaining to prices, quotations, specifications, and customers shall be treated as if they were ALR’s confidential property.

16.
Good Faith Negotiations.  If in relation to Mantra's performance under this Agreement, any goals, targets or other benchmarks have been, or are anticipated to be, substantially, but not entirely, met, ALR and Mantra agree to enter into good faith negotiations in an attempt to agree upon terms and conditions under which Mantra's performance may be treated equitably under the circumstances.

17.
No Employment Contract.  Nothing contained in the Agreement shall be construed to constitute Mantra as a partner, employee, or agent of its ALR, nor shall either party have any authority to bind the other in any respect, it being intended that each shall remain an independent contractor responsible for its own actions.

18.
Entire Contract.  This Agreement contains the entire understanding of the parties and supersedes all previous verbal and written agreements.  There are no other agreements, representations, or warranties other than those set forth herein.

19.	Notices. Any notice, request, demand or other communication hereunder (“Notice”) shall be in writing. Any Notice shall be deemed duly given:

(a)	Upon confirmation of receipt of facsimile or electronic mail;
(b)	Two (2) business days following the date sent by overnight courier delivery; or
(c)	Five (5) business days following the date mailed when mailed by registered or certified mail, return receipt requested, and postage prepaid.

To the following addresses:

If to ALR:

ALR Technologies Inc.
Attention: Mr Larry Weinstein
3350 Riverwood Parkway
Suite 1900
Atlanta, GA 30339

Facsimile:  (678) 881-1418

Copy to:

Mr Larry Weinstein
Chief Operating Officer
13436 Blue Heron Loop
Chesterfield, VA 23838

Electronic Mail:  larryw@alrt.com

If to Mantra:

Mantra Healthcare Solutions Inc.
Attention: Mr Raymie McFarland
11444 Jeffreys Road, Suite 104
Rocky Mount, NC 27804

Electronic Mail:  raymie.mcfarland@mantrahs.com

Copy to:

Electronic Mail:  Elizabeth.oconnell@mantrahs.com

20.
Non-Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

21.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

22.
Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of laws principles.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court in New York having jurisdiction with respect to any action arising from or relating to this Agreement or the conduct of the parties hereto.

23.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

24.
Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.  Each of the parties hereto have the power to enter into this Agreement, and the signatories hereof represent that they have the power and authority to bind their respective corporations to the terms of this Agreement.

25.	Option to Purchase. During the term of this agreement including any extension, ALR shall have:

The option to purchase the outstanding shares of Mantra for a purchase price equal to the greater of            or                      earned over the course of 12 months immediately preceding ALR’s exercise of its option to purchase.  If ALR elects to exercise its option hereunder, fifty percent (50%) of the purchase price will be payable at closing, twenty-five percent (25%) of the purchase price will be payable on the first anniversary of the closing, and twenty-five percent (25%) of the purchase price will be payable on the second anniversary of the closing. Interest on any unpaid portion of the purchase price shall accrue at the Applicable Federal Short Term Rate at closing and will be due and payable at the time of the payment of each deferred portion of the purchase price.  The parties shall agree upon appropriate security for the payment of the unpaid portion of the purchase price prior to closing.  To give effect to this Section 20, within 60 days of the date of this Agreement becoming effective, Mantra will cause each of its shareholders (the “Selling Shareholders”) to enter into an option agreement with ALR (in such form as the respective counsel for the Selling Shareholders and ALR may agree) containing provisions to the following effect:

(i)	the Selling Shareholders shall represent and warrant in favour of ALR such matters relating to the financial condition of Mantra as are usual in transactions of a similar nature;

(ii)
the Selling Shareholders shall enter into two-year employment agreements with ALR providing for the Selling Shareholders to continue to carry out the same functions for ALR at the same compensation as previously;

(iii)	the Selling Shareholders shall be bound by non-competition covenants for a period of two years after ceasing to be employed by ALR;

(iv)
payment of the purchase price for the shares of Mantra shall be made on the basis of 50% of the price at closing, 25% at the end of one year from closing and 25% at the end of two years from closing, such payments being contingent on the continued employment of the Selling Shareholders, respectively, on the payment date

The parties have executed this Representation Agreement on the dates set forth below.

ALR TECHNOLOGIES, INC.

By:      LAWRENCE WEINSTEIN                       4/29/11
President

WITNESS:

PETER W. HIGGINS                                            4/29/11

MANTRA HEALTHCARE SOLUTIONS, INC.

By:      RAYMIE MCFARLAND                          4/29/11
President

WITNESS:

JON E. GRANT, CPA

EXHIBIT A

Products & Software

All of ALR’s HeC  software, intellectual property, workbooks, and other tangible property, whether now existing or developed during the term of this Contract, except for the Agreement detailed in Section 11.

EXHIBIT B

Territory

United States

Other countries as agreed upon

EXHIBIT C

1.	COMMISSION ON SALES AND SUPPORT:

A.
ALR shall pay to Mantra commissions, for sales generated by Mantra, pursuant to the schedule herein below, ALR’s liability for the payment of such commissions shall continue for the term of this agreement and for sales realized for 30 days past termination of this agreement.

Remainder of page redacted

B.	ALR Tech will reimburse travel and expense at modest cost as follows:

(i)	Travel for Mantra on behalf of ALR Technologies. This expense is to be paid by ALR Technologies and is not part of the compensation arising out of the sales and marketing agreement.

(ii)	This travel expense will be solely based on projects for ALR Tech alone. Mantra HS will not connect or combine any other business or training with the reimbursement for travel from ALR Tech.

(iii)	Estimated cost for Employees’ Travel over 12 months at 25 weeks =

(iv)
Mantra shall submit a monthly statement for travel expense it has incurred to ALR by the 5th day of the following month, and ALR shall reimburse for such costs within five (5) business days after receiving such statement.

C.	ALR Tech will provide Customer Service for all promoted products unless otherwise written

D.	ALR Tech will provide all Technical support for products under contract with Mantra unless otherwise written

EXHIBIT D

EXAMPLES OF NATIONALLY RECOGNIZED TRADE MEETINGS

CMSA
ADA
AACE
SHM

AADE
Diabetes and Technology
AMCP - Academy of Managed Care Pharmacy
ASCP - American Society of Consultant Pharmacist
ASCP - American Society of Consultant Pharmacist
ASHP - American Society of Health System Pharmacists
AMDA - American Medical Directors
Health Information Management Systems Society - GovHealth/T
American Telemedicine Association
American Telemedicine Association
ACMA - American Case Management Asso.
National Accountable Care Organization (ACO) Summit

Exhibit E

Year 1 Performance Metrics for Mantra Healthcare Solutions

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Exhibit F

ALR Technologies Policies and Practices

Existing Policies/Agreements:
1.	Business Associate Agreement

2.	Web Site Terms of Use

3.	Privacy Policy

Anticipated Policies/Practices:

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